Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	williamlowe@kemet.com	deandimke@KEMET.com
	864-963-6484	954.766.2806

KEMET ANNOUNCES RESTRUCTURING ACTIONS CONTINUE AS PLANNED FOR EUROPEAN OPERATIONS

Greenville, South Carolina (November 17, 2011) — KEMET Corporation (NYSE: KEM) (the “Company”), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, announced today that facility restructuring continues as previously announced and that it will take a charge to earnings related to severance expenses of approximately $6.5 million to $7.0 million during the current quarter that ends December 31, 2011.

The Company has discussed in various earnings calls and in prior investor presentations that it intends to continue its restructuring efforts within Europe, primarily within its Film and Electrolytic segment, with various facility closures. These closures are expected to commence during the Company’s next fiscal year that begins in April 2012. Construction will start in the near-term on a new facility in Pontecchio, Italy, that will allow the closure and consolidation of multiple manufacturing operations located in Italy. The Company will also evaluate whether an impairment charge may be required related to the carrying value of the facilities to be affected by a closure in the future and it is also reviewing the value of certain manufacturing assets within Europe. The cash flow impact of this action is expected to occur over several quarters during the Company’s next two fiscal years.

The Company expects to achieve cost savings related to these actions of $3 million to $4 million in its fiscal year ending March 31, 2013 and an additional $7 to $8 million in its fiscal year ending March 31, 2014.   Beginning in the fiscal year ending March 31, 2015 the Company expects the annual cost savings will be approximately $15 to $18 million.

Per Loof, KEMET Corporation’s Chief Executive Officer, stated, “There has been significant improvement in our Film and Electrolytic segment financial results over the past several quarters from our prior actions, but more is required to be competitive in the future. We have received excellent cooperation from our local unions and government representatives to achieve a partnership of driving for success that we believe can provide a level of economic stability for our employees and profitability for the Company.”

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300  Fax: 864.963.6521

About KEMET

KEMET’s common stock is listed on the NYSE under the symbol “KEM.” At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company. KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET Corporation’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact the Company’s ability to realize operating plans if the demand for the Company’s products declines, and such conditions could adversely affect the Company’s liquidity and ability to continue to operate; (ii) adverse economic conditions could cause further reevaluation and the write down of long-lived assets; (iii) an increase in the cost or a decrease in the availability of the Company’s principal raw materials; (iv) changes in the competitive environment of the Company; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which the Company operates; (vii) difficulties, delays or unexpected costs in completing the Company’s restructuring plan; (viii) the inability to attract, train and retain effective employees and management; (ix) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (x) exposure to claims alleging product defects; (xi) the impact of laws and regulations that apply to the Company’s business, including those relating to environmental matters; (xii) volatility of financial and credit markets affecting the Company’s access to capital; (xiii) the need to reduce the total costs of the Company’s products to remain competitive; (xiv) potential limitation on the use of net operating losses to offset possible future taxable income; (xv) restrictions in the Company’s debt agreements that limit the Company’s flexibility in operating its business; and (xvi) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

# # #